www.entremed.com

FOR IMMEDIATE RELEASE:
November 14, 2011
7:00 a.m. ET

ENTREMED REPORTS THIRD QUARTER 2011
FINANCIAL RESULTS

ROCKVILLE, MD – November 14, 2011 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported financial results for the three and nine-month periods ending September 30, 2011.

EntreMed reported a net loss for the third quarter of 2011 of ($1.3 million), or ($0.13) per share. This compares with a net loss of ($2.1 million), or ($0.24) per share, for the same period last year.   For the first nine months of 2011 the reported net loss was ($5.6 million), or ($0.54) per share as compared to ($9.2 million), or ($1.09) per share for 2010.

As of September 30, 2011, EntreMed had cash and cash equivalents of approximately $2.0 million.

Sara B. Capitelli, EntreMed’s Vice President, Finance & Principal Accounting Officer, commented on the third quarter results, “Our financial results for the third quarter are in line with our expectations.  Our research and development expenses for the third quarter decreased compared to the previous year as we completed enrollment of patients in the ENMD-2076 Phase 2 ovarian cancer study in 2011.  We anticipate fourth quarter operating expenses to continue to decrease.  In addition, we expect that the majority of our 2011 revenue will be from royalties on the sales of Thalomid®.”

Michael M. Tarnow, EntreMed’s Executive Chairman, further commented, "We are thankful to our shareholders for their support of EntreMed. We are moving forward with the planning process for the next clinical trial of ENMD-2076. The initiation of the next trial will necessitate additional resources, and we are continuing to pursue partnering and funding opportunities."

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD  20850
Phone 240.864.2600 /Fax 301.315.2437

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma.  ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076 and the risk that we may not be able to license it to a third party; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital, including the uncertainty of securing additional funding on favorable terms and the risk that we will not be able to drawdown the full amount of funding available under our standby equity distribution agreement; the need for additional funds to conduct any additional clinical trials,  our dependence on royalty sharing agreement based on sales of a product, Thalomid®, that we do not control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results;  risks relating to the commercialization, if any, of our  proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076.  Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition.  We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:
Investor Relations
EntreMed, Inc.
240.864.2643
investorrelations@entremed.com

(Financial Table Attached)
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
Three Months Ended September 30,

	2011	2010

Total revenues	$0	$0

Research and development	703,456	1,291,721

General and administrative	556,601	691,623

Net loss	(1,308,377)	(2,095,311)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.13)	$(0.24)

Weighted average number of shares outstanding (basic and diluted)	12,004,435	9,837,665

Nine Months Ended September 30,

	2011	2010

Total revenues	$8,852	$0

Research and development	3,051,437	3,146,802

General and administrative	2,529,604	2,513,527

Acquired in-process research and development	0	3,000,000

Net loss	(5,563,016)	(9,166,041)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.54)	$(1.09)

Weighted average number of shares outstanding (basic and diluted)	11,654,078	9,098,380

Cash and cash equivalents	$1,986,165	$8,432,703

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